Exhibit 10.1

FIRST AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is made and entered into as of February 20, 2020, by and among SCP Private Credit Income BDC LLC, a Delaware limited liability company (the “Fund”) and Solar Capital Partners, LLC, a Delaware limited liability company (the “Investment Manager” or “SCP” or, where applicable, the “Administrative Coordinator”).

WHEREAS, the Fund is a closed-end management investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Investment Manager is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund, the Investment Manager and the Administrative Coordinator are parties to the investment management agreement, dated October 4, 2018, by and between the Fund and the Investment Manager (the “Prior Agreement”); and

WHEREAS, the Fund and the Investment Manager desire to amend and restate the Prior Agreement in order to correct a typographical error and to make corresponding changes.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the sufficiency of which are hereby acknowledged, the Fund and SCP, in its capacity as the Investment Manager and/or the Administrative Coordinator, as applicable, hereby agree as follows:

1.	Appointment

The Fund hereby retains the Investment Manager to act as investment adviser to the Fund for the periods and on the terms set forth herein, and the Fund hereby delegates to the Investment Manager full and exclusive discretion to invest, reinvest and dispose of the Fund’s assets. The Investment Manager hereby agrees to furnish the services to the Fund as set forth herein for the compensation provided herein.

2.	Services

(a)    Services as Investment Manager to the Fund. The Investment Manager will provide investment advisory and related services, including without limitation, (i) providing overall investment management services to the Fund in accordance with the Memorandum, the Supplements, the Fund’s registration statement on Form 10 (File No. 000-55955) initially filed on June 29, 2018 (as the same shall be amended from time to time, the “Registration Statement”), the Limited Liability Company Agreement of the Fund (as amended, supplemented, restated or otherwise modified from time to time, the “LLC Agreement”) and in accordance with the Investment Company Act, including without limitation, sourcing, structuring, negotiating, underwriting, performing diligence, originating and disposing of Investments of the Fund and otherwise making all investment decisions for the Fund, (ii) making investment decisions for the Fund, (iii) servicing investments including, without limitation, monitoring the investments and the creditworthiness of all issuers, developing and executing work out strategies where applicable and assisting the Administrative Coordinator, when requested, in confirming all principal, interest, fee, penalties or other amounts due with respect to all investments, (iv) overseeing the placement of purchase and sale orders on behalf of the Fund, including, without limitation, realization of the Fund’s assets during a wind down and/or liquidation of the Fund’s affairs (unless otherwise provided pursuant to the LLC Agreement), (v) undertaking certain compliance-related activities in respect of the Fund in accordance with the investment objective, (vi) providing good faith valuations of investments for which market quotes are not readily available pursuant to the LLC Agreement (vii) voting proxies, exercise rights, options, warrants, conversion privileges, and redemption privileges, and tender securities pursuant to a tender offer, (viii) enter into agreements and execute any documents (including, but not limited to, any loan or credit facility agreements), including without limitation, any market and/or industry standard documentation and standard representations contained therein and (ix) providing periodic and special reports to the Fund as requested. In addition, subject to the ultimate supervision and direction of the Fund’s Board of Directors (the “Board”), the Investment Manager may settle, compromise or submit to arbitration any claims, debts, or damages due or owing to or from the Fund, participate in, commence or defend legal proceedings and represent the Fund in legal proceedings (including, without limitation, class actions and derivative actions). In providing those services, the Investment Manager will (x) invest and otherwise manage the assets of the Fund in accordance with the Memorandum, the Supplements, the Registration Statement and the LLC Agreement and (y) provide the Fund with ongoing research, analysis, advice and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Fund hereby agrees that the Investment Manager may (and the Fund further authorizes the Investment Manager to) use information obtained by it in its capacity as investment manager to the Fund to provide information to, or for the benefit of, the unit holders of the Fund (the “Unitholders”), including without limitation reports on valuation, portfolio positions and portfolio risk profiles. The Investment Manager has the authority to (A) enter into agreements and execute any documents required to make investments pursuant to the Memorandum and Supplements, which shall include without limitation any market and/or industry standard documentation and the standard representations contained therein and (B) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Investment Manager is also authorized to instruct Citibank N.A. or its permitted successor or assign, (the “Custodian”) to: (1) pay cash for securities and other property delivered to the Custodian for the Fund, (2) deliver or accept delivery of cash, foreign currency, securities, commodities or other property underlying any futures or options contracts, and other property for the benefit of the Fund and (3) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund.

(b)    Services as Administrative Coordinator of the Fund. The Administrative Coordinator will provide certain Administrative Services (as defined in the LLC Agreement) to the Fund, including (i) responsibility for the books and records with respect to the Fund and its transactions and coordinating the financial reporting of the Fund in accordance with the LLC Agreement, (ii) coordinating and supervising the activities of, and act as liaison with, each party providing legal, audit, tax, administrator services, prime brokerage (if applicable), custodial, fund accounting, financial reporting and/or other services to the Fund and (iii) assisting the Investment Manager to provide good faith valuations of investments for which market quotes are not readily available pursuant to the LLC Agreement.

3.	Investment Manager Personnel and Resources

The Investment Manager and the Administrative Coordinator shall make those of its and its Affiliates’ employees and other personnel (“Investment Manager Personnel”) and those of its and its Affiliates’ other resources available to the Fund that are reasonably necessary in the reasonable discretion of the Investment Manager and the Administrative Coordinator to perform, or shall otherwise ensure the performance of, the services hereunder, including without limitation providing on behalf of the Fund, to the extent required under the Investment Company Act, any managerial assistance as may be requested by any eligible portfolio company investment.

4.	Brokerage

To the extent the Investment Manager selects brokers or dealers to execute transactions on behalf of the Fund, the Investment Manager will use commercially reasonable efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Investment Manager will consider all factors it deems relevant, including but not limited to the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, the reasonableness of the commission, if any, for the specific transaction and on a continuing basis, factors specific to alternative transactions (including, but not limited to, investments in commercial or residential real estate companies and entities) and the brokerage and research services (as those terms are defined in Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended) provided to the other accounts over which the Investment Manager or its Affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Fund that the Investment Manager have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Manager may cause the Fund to pay a broker-dealer which furnishes brokerage and research services a higher commission or spread than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Investment Manager determines in good faith that such commission or spread is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Investment Manager. It is understood and agreed that the services provided by such broker-dealers may be useful to the Investment Manager in connection with the Investment Manager’s services to other clients.

5.	Records

The Administrative Coordinator agrees to be responsible for and to preserve for the Fund such records as are necessary and proper or required by Applicable Law. For the avoidance of doubt, the Administrative Coordinator will have the primary responsibility for the books and records of the Fund. The Fund hereby acknowledges and agrees that certain records relating to the Fund as prepared by the Administrative Coordinator may be kept on a consolidated basis with other clients/accounts advised by the Investment Manager.

6.	Standard of Care/Indemnification

(a)    To the fullest extent permitted by Applicable Law, and except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings), the Investment Manager and/or the Administrative Coordinator, and each of their respective affiliates, as applicable, shall not be liable to the Fund or any Unitholder thereof, and the Fund does hereby release the Investment Manager and/or the Administrative Coordinator, for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by the Investment Manager and/or the Administrative Coordinator, as applicable, in good faith and in the belief that such act or omission is in or is not contrary to the best interests of the Fund; provided that such act or omission does not constitute Disabling Conduct (as defined herein) by the Investment Manager and/or the Administrative Coordinator. To the extent that, at law or in equity, the Investment Manager and/or the Administrative Coordinator, as applicable, has duties and liabilities relating to the Fund or the Unitholders, the Investment Manager and/or the Administrative Coordinator, as applicable, acting under this Agreement shall not be liable to the Fund or any Unitholder for its good faith reliance on the provisions of this Agreement, to the maximum extent permitted by Applicable Law. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Investment Manager and/or the Administrative Coordinator, as applicable, otherwise existing at law or in equity, are agreed by the Fund to replace such other duties and liabilities of the Investment Manager and/or the Administrative Coordinator, as applicable, to the maximum extent permitted by Applicable Law. Notwithstanding any provisions of this Agreement to the contrary, nothing contained herein shall protect or be deemed to protect the Investment Manager and/or Administrative Coordinator against or entitle or be deemed to entitle the Investment Manager or Administrative Coordinator to indemnification in respect of any liability to the Fund or the Unitholders to which the Investment Manager or the Administrative Coordinator would otherwise by subject by reason of Disabling Conduct in the performance of their duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder). As used in this Section 6, the term “Disabling Conduct” shall mean fraud, willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations and duties of the Investment Manager and/or the Administrative Coordinator, as applicable, under this Agreement and in the conduct of the Investment Manager’s and/or the Administrative Coordinator’s office, as applicable.

(b)    The Fund shall, to the fullest extent permitted by Applicable Law, indemnify and hold harmless the Investment Manager and/or the Administrative Coordinator, as applicable, from and against any and all liabilities, disputes, costs, expenses (including reasonable attorneys’ fees and disbursements), damages, losses, fines, penalties, fees, interest and judgments, of whatever nature, known or unknown, liquidated or unliquidated (“Losses”), that may accrue to or be incurred by the Investment Manager and/or the Administrative Coordinator, as applicable, in connection with any claim, demand, investigation, suit, proceeding or action (a “Proceeding”), whether civil or criminal, in which the Investment Manager and/or the Administrative Coordinator, as applicable, may become involved, as a party or otherwise, or with which the Investment Manager and/or the Administrative Coordinator, as applicable, may be threatened, relating to or arising out of the investments or other activities of the Fund, activities undertaken in connection with the Fund, or otherwise relating to or arising out of this Agreement, including amounts paid in compromise or settlement approved by the Board, and attorneys’ fees and expenses incurred in connection with the preparation for or defense or disposition of any Proceeding (all of such Losses, amounts and expenses referred to in this Section 6 are referred to collectively as “Damages”), except to the extent that it shall have been determined by a court of competent jurisdiction in a non-appealable judgment, or there has been an admission by the Investment Manager and/or the Administrative Coordinator, as applicable, in a settlement or proceeding, that such Damages arose from Disabling Conduct of the Investment Manager and/or the Administrative Coordinator, as applicable (with such limitation applied solely to the extent attributable to such Disabling Conduct). The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose primarily from Disabling Conduct of the Investment Manager and/or the Administrative Coordinator, as applicable.

(c)    As used in this Section 6, the term “Investment Manager” and/or the term “Administrative Coordinator” shall include each of their respective members, principals, officers, managers, investors, employees and other representatives and agents and entities controlling, controlled by or under common control with the Investment Manager and/or the Administrative Coordinator, as applicable.

(d)    Nothing herein shall be deemed or construed to effect a waiver of any rights of any person under U.S. federal securities laws or state securities laws, which provide protections that by law cannot be waived.

(e)    In the event of a conflict between the provisions of this Section 6 and Article X of the LLC Agreement, the provisions of Article X of the LLC Agreement shall control. Notwithstanding the foregoing, the provisions of this Section 6 shall survive the termination of this Agreement and shall continue to afford protection to the Investment Manager and/or the Administrative Coordinator, as applicable, regardless of any subsequent amendment to this Agreement, the Fund Agreement, or termination of the Fund, and no amendment to this Agreement, the Fund Agreement, or termination of the Fund shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment or termination.

7.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Investment Manager a Management Fee and Incentive Fee and will pay the Administrative Coordinator an Administration Fee in the amount and in the manner as follows:

(a)    Management Fee and Administration Fee: The Fund shall pay to the Investment Manager a management fee (the “Management Fee”), calculated as of the close of business in New York, New York on the last day of each calendar quarter (each such date, the “Management Fee Calculation Date”), in an amount equal to 1.5% per annum of Invested Capital (defined as, of any date, the sum of capital contributions to the Fund plus the total amount of credit drawn on subscription credit facilities), and payable quarterly in arrears after such Management Fee Calculation Date.

The Fund shall pay to the Administrative Coordinator a fee (the “Administration Fee”), calculated as of the close of business in New York, New York on the last day of each calendar quarter (the “Administration Fee Calculation Date”), in an amount equal to 0.08% per annum of the average Cost Basis (defined as the aggregate accreted and amortized cost of all investments, including any amounts reinvested in investments and the cost of investments acquired using leverage), as measured on the last day of the preceding quarter and the last day of the current quarter for the period ended and payable quarterly in arrears after such Administration Fee Calculation Date. The Administration Fee will not offset any fees paid to the Investment Manager. The Administrative Coordinator will be responsible for all expenses of its own staff responsible for (i) certain on-going, routine, non-investment-related administrative services for the Fund, (ii) the coordination of various third party services needed or required by the Fund and (iii) certain Unitholder servicing functions.

Each of the Management Fee and the Administration Fee will be appropriately adjusted for any stub period. Such fees will be paid out of net current income and/or disposition proceeds or, to the extent such amounts are not available, from unfunded capital commitments that will be drawn down, or borrowings of the Fund. In the event that the Investment Manager arranges for the Fund to pay any portion of a fee to a placement agent, the amount of the Management Fee otherwise payable shall be reduced by an amount equal to 100% of such payment to such placement agent.

The Investment Manager reserves the right, upon approval of the Board of Directors, to waive the Management Fee and the Administrative Coordinator reserves the right, in its sole discretion, to waive the Administration Fee to which each is entitled in respect of all Units.

(b)    Incentive Fee: Subject to the requirements of Section 852(a) of the Code, the Fund will make payments of the Incentive Fee and distributions out of two categories: Current Proceeds and Disposition Proceeds (collectively referred to as “Investment Proceeds”). Investment Proceeds shall be divided between and distributed to all Unitholders, on the one hand, and paid to the Investment Manager as an Incentive Fee, on the other hand, in the following amounts and order of priority:

(i)    Return of Capital Contributions. First, 100% to Unitholders until each Unitholder has received cumulative distributions of Investment Proceeds pursuant to this clause (i) equal to such Unitholder’s total Capital Contributions to the Fund (including amounts contributed to pay Management Fees, Administration Fees, Organizational Expenses and

other Fund Expenses). Amounts constituting Current Proceeds proceed to clause (ii) and are not returned under this clause (i);

(ii)    Unitholder Preferred Return. Second, 100% of all remaining Investment Proceeds to Unitholders until they have received cumulative distributions of Investment Proceeds, without duplication, pursuant to this clause (i) and clause (iv) below equal to a 6% per annum, compounded annually, on Unitholders’ unreturned capital contributions to the Fund (including amounts contributed to pay Management Fees, Administration Fees, Organizational Expenses and other Fund Expenses) (the “Preferred Return”);

(iii)    Investment Manager Catch Up to 15%. Third, 80% of all remaining Disposition Proceeds paid to the Investment Manager as an Incentive Fee until the Investment Manager has received payments of Investment Proceeds with respect to Unitholders pursuant to this clause (iii) and clause (ii) equal to 15% of the total amounts distributed to Unitholders and paid to the Investment Manager pursuant to clause ii) above and this clause (iii); and

(iv)    85%/15% Shares. Thereafter, 85% to Unitholders and 15% paid to the Investment Manager as an Incentive Fee.

In no event will the Investment Manager receive Disposition Proceeds that, as of any distribution date, exceeds 20% of cumulative realized capital gains net of all cumulative realized capital losses and unrealized capital depreciation.

The Investment Manager may also elect, at any time and from time to time, not to receive all or any portion of the incentive fee that would otherwise be distributed to it, and may cause any or all amounts subsequently available for distribution to the Unitholders to be distributed to the Investment Manager until it has received the same aggregate amount of incentive fees had it not previously waived receipt of incentive fees.

The Investment Manager, on behalf of the Fund, will be entitled to withhold from any distributions, in its discretion, any required tax withholdings. Amounts of taxes paid or withheld from amounts otherwise distributable to a Unitholder will be deemed distributed for purposes of the calculations above.

(c)    Clawback: In connection with, but in no event more than 30 days after, the liquidation of the Fund, the Investment Manager shall return to the Fund for distribution to the Unitholders if and to the extent that the Investment Manager has received cumulative incentive fees in excess of the incentive fees that would have been payable to the Investment Manager if the formulas set forth in Section 7(b) were applied on an aggregate basis covering all transactions of the Fund; provided, however, that in no event will the Investment Manager be required to contribute an aggregate amount in excess of 100% of the net amount distributed to the Investment Manager (net of taxes) on account of its incentive fees. In addition, as soon as reasonably practicable following the end of each fiscal year of the Fund, the Investment Manager shall apply an interim incentive fee adjustment so that, in the event of any over-distribution of incentive fee to the Investment Manager (measured with respect to each Unitholder using the fair value of the Company’s portfolio at the end of the applicable fiscal year as if the Fund were to liquidate on such date), future distributions that would, absent such interim incentive fee adjustment, otherwise be distributed to the Investment Manager as an incentive fee, shall be distributed to Unitholders until such over-distribution (net of taxes payable by the Investment Manager with respect to such incentive fee) has been eliminated.

8.	Expenses

(a)    The Investment Manager shall be responsible for the compensation of the Investment Manager Personnel responsible for the day-to-day investment management of the Fund as well as office rent and routine overhead costs of the Investment Manager.

(b)    The Investment Manager, Administrative Coordinator and/or any of their Affiliates may advance to the Fund any amounts necessary to pay the Fund’s Organizational Expenses. The Fund shall reimburse the Investment Manager and/or Administrative Coordinator, as applicable, for the Organizational Expenses advanced by the Investment Manager, Administrative Coordinator and/or any of their Affiliates in the manner specified in Section 8.1 of the LLC Agreement and in accordance with the limitations on such reimbursement therein, including: all of its fees, costs, expenses and liabilities, all investment-related fees, costs, expenses and liabilities (including with respect to amounts incurred prior to the initial closing) and all of its other operating fees, costs, expenses and liabilities, including all fees, due diligence costs and other fees, costs, expenses and liabilities related to the identification, sourcing, evaluation, pursuit, acquisition, holding, appraisals, asset management, restructuring and disposing of investments, including all reasonable travel-related fees, costs, expenses and liabilities, including lodging and meals, all fees, costs, expenses and liabilities of legal counsel and financial and other advisers incurred in connection therewith, all fees, costs, expenses and liabilities of information technology services relating to the ongoing management of investments, and all other investment-related fees, costs, expenses and liabilities (to the extent not reimbursed by the relevant portfolio company); all fees, costs, expenses and liabilities related to any audits or agreed upon procedures, tax forms and return preparations and filings, custodian fees and expenses, fund accounting, administrator services, financial statement preparation and reporting, web services for the benefit of Unitholders, delivery costs and expenses in connection with reporting obligations and communications and compliance services; all fees, costs, expenses and liabilities relating to insurance policies (including director and officer liability insurance) maintained by or for the Fund, including in respect of Portfolio Investments and/or SCP Persons; other administrative fees, costs, and liabilities; all fees, costs, expenses and liabilities of brokers, transaction finders and other intermediaries, including brokerage commissions and spreads, and all other transaction-related fees, costs, expenses and liabilities, including reverse break-up fees; all fees, costs, expenses and liabilities relating to derivatives and hedging transactions; all principal amounts of, and interest expense on, borrowings and guarantees, and all other fees, costs, expenses and liabilities arising out of borrowings and guarantees, including the arranging and maintenance thereof, whether incurred by the Fund or incurred or facilitated by a special purpose vehicle that makes Portfolio Investments; Management Fees; Administration Fees; all fees, costs, expenses and liabilities incurred through the use or engagement of Service Providers; all taxes, fees, penalties and other governmental charges levied against the Fund (other than such taxes, fees, penalties or other governmental charges resulting from or relating to an adjustment of the Fund’s income on audit and assumed by the Unitholders at the direction of the Investment Manager) and all fees, costs, expenses penalties and liabilities related to tax compliance; all fees, costs, expenses and liabilities of the Fund’s legal counsel related to extraordinary matters, including expenses for any dispute resolution (including litigation and regulatory-related legal expenses); all fees, costs, expenses and liabilities relating to legal and regulatory filings, including securities law filings relating to Portfolio Investments; all fees, costs, expenses and liabilities related to the Fund’s indemnification or contribution obligations; all fees, costs, expenses and liabilities for subscription services (to the extent such subscription is required by the general partner of the Access Fund); any required regulatory filings and related legal fees; all fees, costs, expenses and liabilities of liquidating the Fund; transfer agent services; any other fees, costs, expenses and liabilities not specifically assumed by the Investment Manager or the Administrative Coordinator. Excess Organizational Expenses or Operating Expenses to be borne by the Investment Manager and/or Administrative Coordinator pursuant to Section 8.1 of the LLC Agreement, if paid by the Fund, shall reduce the Management Fee and/or the Administration Fee, as applicable, payable as provided in Section 8.1 of the LLC Agreement.

(c)    The Fund bears any other fee, cost, expense or liability related to the Fund (whether related to its investments, operations or otherwise) and not specifically assumed by the Investment Manager,

including, without limitation, (i) the Management Fee described in Section 7(a) of this Agreement, (ii) the Administration Fee described in Section 7(a) of this Agreement and (iii) those fees, costs, expenses and liabilities described in Section 8.3 of the LLC Agreement. For the avoidance of doubt, any placement fees or servicing fees paid by the Fund to a placement agent and its affiliates shall reduce the Management Fee payable as provided in Section 4.1(f)(iv) of the LLC Agreement.

9.	Services to Other Companies or Accounts

The investment advisory services of the Investment Manager to the Fund under this Agreement are not to be deemed exclusive, and the Investment Manager, or any Affiliate thereof, shall be free to render similar services to other investment funds, accounts and clients (whether or not their investment objective and policies are similar to those of the Fund).

10.	Aggregation of Orders

Provided the investment objective of the Fund is adhered to, the Fund agrees that the Investment Manager is permitted to aggregate sales and purchase orders of securities and other investments held in the Fund with similar orders being made simultaneously for other accounts managed by the Investment Manager or with accounts of the Affiliates of the Investment Manager, provided that any such aggregation of orders permitted by the Investment Company Act and Applicable Law.

11.	Cross Trades

Subject to Applicable Law, the Investment Manager may enter into cross trades on behalf of the Fund with one or more other clients of the Investment Manager or its Affiliates in accordance with its cross trade policy, provided that any such cross trade is consistent with the Investment Company Act and the Advisers Act.

12.	Duration, Termination, Delegation and Assignment

(a)    This Agreement shall become effective as of the date of this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the “vote of a majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the Investment Company Act) of the Fund or by the vote of the Fund’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”) of any such party or by the Investment Manager. The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Investment Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Investment Manager shall be entitled to any amounts owed under Section 7 through the date of termination or expiration and Section 6 shall continue in force and effect and apply to the Investment Manager and its representations as and to the extent applicable.

(b)    This Agreement shall continue in effect for two years from October 4, 2018, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the Fund’s Independent Directors, in accordance with the requirements of the Investment Company Act.

(c)    This Agreement will automatically terminate in the event of its “assignment” as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act.

(d)    Notwithstanding any provision of this Agreement to the contrary, at any time during the Term the Investment Manager may re-delegate all or part of the authority and responsibility delegated to it hereunder to an investment adviser under common control with the Investment Manager, subject to Applicable Law. The Investment Manager may take any and all actions that are necessary or incidental to such delegation and/or assignment including without limitation and subject to Applicable Law (w) the assignment of this Agreement to any such investment adviser, (x) causing the Fund to enter into a new investment management agreement with any such investment adviser that is substantially similar to this Agreement in all material respects, and/or (y) delegating all or part of the Investment Manager’s duties under this Agreement to any such investment adviser.

13.	Amendment

No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14.	Independent Contractor Status

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee, agent, dependent agent, partner or joint venturer of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its Affiliates. Except as may be expressly authorized, the Investment Manager shall not have authority to bind, obligate or represent the Fund in any manner.

15.	Representations and Agreements of the Fund

The Fund represents to the Investment Manager and the Administrative Coordinator that it has all necessary power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby, and such execution, delivery and performance will not violate any Applicable Law, rule, regulation, governing document, contract or other material agreement binding upon it.

16.	Miscellaneous

(a)    Capitalized terms not otherwise defined herein will have the meanings specified in the LLC Agreement.

(b)    This Agreement together with the LLC Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(c)    Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(d)    The obligations of “SCP Private Credit Income BDC LLC” entered into in the name of or on behalf thereof by any of the officers, representatives or agents of the Fund are made not individually, but in such capacities, and are not binding upon any of the officers, representatives or agents of the Fund personally, but bind only the assets of the Fund, and all persons dealing with the Fund must look solely to the Fund’s assets for the enforcement of any claims against the Fund in accordance with the terms of the Memorandum, the Supplements, the Registration Statement, the LLC Agreement and Applicable Law.

(e)    This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement, is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto

(f)    This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties. The parties agree that the electronic or .pdf signature of a party shall be deemed an original for all purposes and binding on the party signing by electronic or .pdf signature.

(g)    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof that would result in the application of the law of any other jurisdiction.

(h)    If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law to give effect to the intent of the parties hereunder.

(i)    Any statement, request, notice, instruction or other instrument required to be given hereunder will be in writing, and may be sent by hand delivery, facsimile transmission, electronic transmission, or overnight delivery by any recognized delivery service, to the parties at such address or to such individual as shall be specified by the Investment Manager or the Fund, as applicable, from time to time.

(j)    This Agreement shall be binding on and shall inure to the benefit of the Fund and the Investment Manager and their respective successors and permitted assigns.

(k)    This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.

(l)    With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party hereto irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County, and of the United States District Court for the Southern District of New York, and any appellate court therefrom; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings by any party hereto in any one or more jurisdictions preclude the bringing of Proceedings by such party in any other jurisdiction. Each party hereto hereby agrees that a final judgment in any such Proceedings shall be conclusive and may be enforced in other jurisdictions otherwise having jurisdiction over such party by suit on such final judgment or in any other manner provided by law. Each party hereto hereby agrees that service of process in any Proceeding may be effected by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(The remainder of this page is left intentionally blank. The signature page follows.)

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this instrument to be executed by their authorized persons designated below on the day and year first above written.

SCP PRIVATE CREDIT INCOME BDC LLC

By:	/s/ Michael Gross
Name: Michael Gross
Title: Managing Member

SOLAR CAPITAL PARTNERS, LLC, in its capacity as Investment Manager and Administrative Coordinator BY: SC CAPITAL, LLC, its managing member

By:	/s/ Michael Gross
Name: Michael Gross
Title: Managing Member